Exhibit 6.23

CALL AGREEMENT

(Amir Ben-Yohanan – Harris Tulchin)

Dated as of March 12, 2021

This Call Agreement (this “Agreement”) is dated as of the date first set forth above (the “Effective Date”), and is entered into by and between (i) Amir Ben-Yohanan (“Mr. Ben-Yohanan”) and (ii) Harris Tulchin (“Mr. Tulchin”). Each of Mr. Ben-Yohanan and Mr. Tulchin may be referred to herein collectively as the “Parties” and separately as a “Party”.

WHEREAS, as of the Effective Date, Mr. Ben-Yohanan and Mr. Tulchin are each directors of Clubhouse Media Group, Inc., a Nevada corporation (the “Company”) and Mr. Ben-Yohanan is also an officer of the Company and the holder of certain shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”);

WHEREAS, Mr. Ben-Yohanan has agreed, subject to the terms and conditions herein, to provide to Mr. Tulchin the right, but not the obligation, to acquire a number of shares of Common Stock as held by Mr. Ben-Yohanan, as set forth herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:

(a)	“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Nevada are authorized or required by law or executive order to close.

(b)	“Enforceability Exceptions” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (b) general principles of equity.

(c)	“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

(d)	“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

(e)	“Lien” means any mortgage, charge, lien (whether judicial, statutory or otherwise) or pledge, collateral assignment, security interest, deed of trust, title retention device, conditional sale or other security arrangement of any kind whatsoever, other than restrictions on transfer pursuant to applicable Laws or Orders.

(f)	“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

2. Call Right.

(a)	The Parties acknowledge and agree that, as of the Effective Date, Mr. Ben-Yohanan is the owner of 57,608,396 shares of Common Stock.

(b)	Pursuant to the terms and conditions of this Agreement, Mr. Ben-Yohanan agrees to provide to Mr. Tulchin the right to acquire from Mr. Ben-Yohanan 3,032,122 of the shares of Common Stock held by Mr. Ben-Yohanan (the “Shares”) at any time from the Effective Date until November 13, 2027 (the “Call Period”), provided that the Call Period shall be subject to extension pursuant to the provisions of Section 5.

(c)	Subject to the terms and conditions herein, at any time during the Call Period, Mr. Tulchin shall have the right to require Mr. Ben-Yohanan to sell to Mr. Tulchin, and Mr. Ben-Yohanan agrees to sell to Mr. Tulchin, the Shares, which acquisitions by Mr. Tulchin may be completed in one or more transactions at various times during the Call Period, as determined by Mr. Tulchin. The purchase price for each Share by Mr. Tulchin hereunder shall be $0.0001 (the “Share Price”).

(d)	Mr. Tulchin shall exercise his rights pursuant to Section 2(c) by delivering to Mr. Ben-Yohanan a notice (the “Call Notice”) which shall set forth the number of Shares which Mr. Tulchin desires to buy from Mr. Ben-Yohanan pursuant to Section 2(c) (the “Call Shares”), and the total purchase price thereof, determined by taking the Share Price and multiplying such amount by the number of Call Shares, rounded to the nearest whole cent (the “Call Price”).

(e)	Subject to the satisfaction of the conditions precedent set forth in Section 3 and the provisions of Section 2(f), the closing of the purchase and sale of Call Shares set forth in an applicable Call Notice (the “Call Closing”) shall occur as soon as reasonably practicable, but in any event within 3 Business Days following the receipt by Mr. Ben-Yohanan of the Call Notice (the “Call Closing Date”). On the Call Closing Date:

(i)	Mr. Ben-Yohanan shall deliver to Mr. Tulchin a Stock Power, substantially in the form as attached hereto as Exhibit A. duly executed by Mr. Ben-Yohanan, transferring the applicable Call Shares to Mr. Tulchin; and

(ii)	Mr. Tulchin shall deliver to Mr. Ben-Yohanan the Call Price, via check or wire transfer to an account as designated by Mr. Ben-Yohanan prior to the Call Closing Date.

(f)	Following the receipt of a Call Notice, Mr. Ben-Yohanan shall execute and return the Stock Power to Mr. Tulchin within 48 hours unless there are exigent circumstances, and provided that such execution and return shall in any event be completed within three (3) Business Days. In the event that any medallion guaranty is required with respect to the transfer of the Call Shares to Mr. Tulchin, the Parties agree to waive any such requirement to the extent that it is reasonably possible for them to do so.

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(g)	If and to the extent that any legal opinion is for Mr. Tulchin to transfer any of the Call Shares upon his receipt thereof, the Parties shall utilize their commercially reasonable efforts to cause the Company to pay for such opinion to the extent that such costs are similarly paid with respect to opinions for other members of the Board of Directors of the Company at such time.

(h)	The delivery of a Call Notice by Mr. Tulchin shall irrevocably commit Mr. Tulchin to purchase, and Mr. Ben-Yohanan to sell, the applicable portion of the Shares referenced in the Call Notice at the applicable Call Closing, subject to the satisfaction of the conditions precedent set forth in Section 3.

(i)	Mr. Ben-Yohanan shall be obligated to complete no more than 35 Call Closings hereunder. In the event that Mr. Tulchin has not acquired all of the Shares in such Call Closings he shall have no further right to acquire any remaining Shares. In the event that, after the completion of 34 Call Closings, a final Call Closing occurs, the final Call Closing shall consist of all the remaining Shares, unless otherwise agreed to by the Parties in writing.

(j)	The number of Shares as set forth in Section 2(b) shall be subject to equitable adjustments for stock splits or combinations relating to the Common Stock during the Call Period. By way of example and not limitation, in the event of forward split of the Common Stock following the Effective Date in which each share of Common Stock is converted into two shares of Common Stock, the number of “Shares” shall be increased by 100%, and in the event of a reverse split of the Common Stock following the Effective Date, in which each two shares of Common Stock are converted into one share of Common Stock, the number of “Shares” shall be decreased by 50%. The Parties agree that such adjustment shall apply solely with respect to any Shares which have not been acquired by Mr. Tulchin hereunder as of the applicable time. The Share Price shall not be adjusted as a result of any stock splits or combinations relating to the Common Stock following the Effective Date.

(k)	For the avoidance of doubt, until Shares are acquired by Mr. Tulchin hereunder, Mr. Ben-Yohanan shall retain all rights with respect to such unacquired Shares, including, without limitation, the right to vote such unacquired Shares and to receive any distributions thereon, but subject to the provisions of Section 6.

(l)	As a condition of exercising his rights to acquire any of the Shares hereunder, Mr. Tulchin agrees to execute a lock-up agreement which applies to the Shares in the same form as applicable to the Shares when the Shares were held by Mr. Ben-Yohanan (for the avoidance of doubt, other than the lock-up provisions as set forth in Section 6), if Mr. Tulchin is not already a party to such a lock-up agreement, which will cover the Shares following his acquisition thereof, as reasonably requested by the Company.

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3. Conditions to a Closing of a Call.

(a)	The obligations of Mr. Tulchin to complete a Call Closing shall be subject to the satisfaction or waiver by Mr. Tulchin in his sole discretion of the following conditions precedent:

(i)	Each of the representations and warranties of Mr. Ben-Yohanan set forth herein shall be true and correct in all material respects, other than representations and warranties which are qualified by materiality and other than the representations and warranties in Section 7(b), which shall each be true and correct in all respects, as of the Call Closing Date, as if made on such date.

(ii)	Mr. Ben-Yohanan shall have performed or complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by him prior to or at the Call Closing Date.

(iii)	No provisions of any applicable Law, and no decree, order, judgment, writ, award, injunction, rule, injunction, stay, decree, judgment or restraining order or consent of or by any Governmental Authority (each, an “Order”) shall prohibit or impose any condition or prohibition on the consummation of the Call Closing.

(b)	The obligations of Mr. Ben-Yohanan to complete a Call Closing shall be subject to the satisfaction or waiver by Mr. Ben-Yohanan in his sole discretion of the following conditions precedent:

(i)	Each of the representations and warranties of Mr. Tulchin set forth herein shall be true and correct in all material respects, other than representations and warranties which are qualified by materiality and other than the representations and warranties in Section 8(d), which shall be true and correct in all respects, as of the Call Closing Date, as if made on such date.

(ii)	Mr. Tulchin shall have performed or complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by him prior to or at the Call Closing Date.

(iii)	No provisions of any applicable Law, and no Order shall prohibit or impose any condition or prohibition on the consummation of the Call Closing.

4.	Replacement or Exchange Securities. If, at any time during the Call Period there shall be any merger, consolidation, or an exchange of shares, recapitalization or reorganization pursuant to a merger or consolidation, or other similar event, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Company or another entity, then Mr. Tulchin shall thereafter have the right to acquire from Mr. Ben-Yohanan upon exercise of Mr. Tulchin’s rights hereunder, upon the basis and upon the terms and conditions specified herein and in lieu of the Shares which have not been acquired by Mr. Tulchin prior to such time, such stock, securities or assets which Mr. Tulchin would have been entitled to receive in such transaction had Mr. Tulchin exercised his rights hereunder prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Parties to the end that the provisions hereof (including, without limitation, provisions for adjustment of the number of shares transferrable upon exercise of the rights herein) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion hereof.

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5.	Legal Prohibition. In the event that there exists any legal prohibition as to the completion of any Call Closing, the obligation of the Parties to complete such Call Closing shall be suspended for the period of such prohibition, provided, however, that Mr. Tulchin and Mr. Ben-Yohanan shall use their commercially reasonable efforts to cause such legal prohibition to be lifted such that the Call Closing, as applicable, may be completed. Notwithstanding the forgoing, (a) Mr. Tulchin shall not be obligated to exert any efforts to lift a legal prohibition that is caused by the action or inaction of Mr. Ben-Yohanan, (b) Mr. Ben-Yohanan shall not be obligated to exert any efforts to lift a legal prohibition that is caused by the action or inaction of Mr. Tulchin; and (c) neither Mr. Tulchin nor Mr. Ben-Yohanan shall be obligated to exert any efforts to lift a legal prohibition that applies to all Persons generally and is not directed towards Mr. Tulchin or Mr. Ben-Yohanan. In the event that one or more Call Closings are delayed pursuant to a legal prohibition as set forth herein, the Call Period shall be automatically extended for the period(s) equal to each such applicable delay(s).

6.	Lock-Up. During the Call Period, Mr. Ben-Yohanan will not, directly or indirectly, (i) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any of the Shares; (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Shares, whether any such transaction is to be settled by delivery of Shares or other securities, in cash or otherwise; or (iii) publicly disclose the intention to do any of the foregoing.

7.	Representations and Warranties of Mr. Ben-Yohanan. Mr. Ben-Yohanan hereby represents and warrants to Mr. Tulchin as follows:

(a)	As of the Effective Date Mr. Ben-Yohanan is the record and beneficial owner of, and has good title to, 57,608,396 shares of Common Stock, free and clear of all Liens.

(b)	None of the Shares is subject to pre-emptive or similar rights. Mr. Ben-Yohanan has the power and authority to transfer the Shares as contemplated pursuant to the terms of this Agreement and upon delivery of any stock power representing the same as herein contemplated Mr. Tulchin will receive good title to such Shares free and clear of all Liens.

(c)	Mr. Ben-Yohanan is a natural person and has all requisite power and authority to execute, deliver and perform Mr. Ben-Yohanan’s obligations under this Agreement and to consummate the transactions contemplated herein (the “Transactions”).

(d)	The execution, delivery and performance of this Agreement by Mr. Ben-Yohanan, and the consummation of Transactions, have been duly authorized by Mr. Ben-Yohanan. This Agreement has been duly executed and delivered on behalf of Mr. Ben-Yohanan. This Agreement constitutes a valid and binding obligation of Mr. Ben-Yohanan enforceable in accordance with its terms (assuming due authorization, execution, and delivery by Mr. Tulchin and Mr. Tulchin), except that such enforcement may be limited by the Enforceability Exceptions.

(e)	The execution and delivery of this Agreement by Mr. Ben-Yohanan and the performance by Mr. Ben-Yohanan of Mr. Ben-Yohanan’s obligations hereunder in accordance with the terms hereof (i) will not require the consent of any third party or governmental entity under any applicable Laws; (ii) will not violate any Laws applicable to Mr. Ben-Yohanan and (iii) will not materially violate or materially breach any contractual obligation to which Mr. Ben-Yohanan is a party.

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(f)	Mr. Ben-Yohanan has not retained any broker or finder in connection with any of the Transactions, and Mr. Ben-Yohanan has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

8.	Representations and Warranties of Mr. Tulchin. Mr. Tulchin hereby represents and warrants to Mr. Ben-Yohanan follows:

(a)	Mr. Tulchin is a natural person and has all requisite power and authority to execute, deliver and perform Mr. Tulchin’s obligations under this Agreement and to consummate the Transactions.

(b)	The execution, delivery and performance of this Agreement by Mr. Tulchin, and the consummation of Transactions, have been duly authorized by Mr. Tulchin. This Agreement has been duly executed and delivered on behalf of Mr. Tulchin. This Agreement constitutes a valid and binding obligation of Mr. Tulchin enforceable in accordance with its terms (assuming due authorization, execution, and delivery by Mr. Ben-Yohanan), except that such enforcement may be limited by the Enforceability Exceptions.

(c)	The execution and delivery of this Agreement by Mr. Tulchin and the performance by Mr. Tulchin of Mr. Tulchin’s obligations hereunder in accordance with the terms hereof (i) will not require the consent of any third party or governmental entity under any applicable Laws; (ii) will not violate any Laws applicable to Mr. Tulchin and (iii) will not materially violate or materially breach any contractual obligation to which Mr. Tulchin is a party.

(d)	Mr. Tulchin is an “accredited investor” as defined in Rule 501 pursuant to Regulation D under the Securities Act.

(e)	Mr. Tulchin understands and agrees that the consummation of this Agreement including the delivery of the Shares to Mr. Tulchin as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes and that the Shares being acquired by Mr. Tulchin are being acquired by Mr. Tulchin for Mr. Tulchin’s own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act.

(f)	Mr. Tulchin has been furnished with all information, documents and materials relating to the business, finances and operations of the Company and its subsidiaries that Mr. Tulchin requested and deemed material to making an informed decision regarding this Agreement and the underlying transactions. Mr. Tulchin understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Shares.

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(g)	Mr. Tulchin understands that (i) the sale or re-sale of the Shares has not been and is not being registered under the Securities Act or any applicable state securities Laws, and the Shares may not be transferred unless (a) the Shares are sold pursuant to an effective registration statement under the Securities Act, (b) Mr. Tulchin shall have delivered to the Company, at the cost of Mr. Tulchin (subject to the provisions of the Section 2(g)), an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that the Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be accepted by the Company, (c) the Shares are sold or transferred to an “affiliate” (as defined in Rule 144 promulgated under the Securities Act (or a successor rule) (“Rule 144”)) of Mr. Tulchin who agrees to sell or otherwise transfer the Shares only in accordance with this Section 8(g) and who is an accredited investor, (d) the Shares are sold pursuant to Rule 144, or (e) the Shares are sold pursuant to Regulation S under the Securities Act (or a successor rule) (“Regulation S”), and Mr. Tulchin shall have delivered to the Company, at the cost of Mr. Tulchin (subject to the provisions of the Section 2(g)), an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in corporate transactions, which opinion shall be accepted by the Company; (ii) any sale of such Shares made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of such Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register such Shares under the Securities Act or any state securities Laws or to comply with the terms and conditions of any exemption thereunder (in each case).

(h)	Mr. Tulchin has not retained any broker or finder in connection with any of the Transactions, and Mr. Tulchin has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

9.	Further Assurances. Subject to the terms and conditions herein provided, each Party shall use their commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that transactions as set forth herein may be consummated, including executing and delivering such documents and undertaking such actions as Mr. Tulchin or Mr. Ben-Yohanan may reasonably require.

10.	Right to Decline Transfer. The Company and its transfer agent on its behalf are hereby authorized to decline to register any transfer of Shares if such transfer would constitute a violation or breach of this Agreement and to imprint on any certificate representing Shares a legend describing the restrictions contained herein or customarily notate within the transfer agent records if shares are held in book entry form, substantially in the form as follows: “THE SHARES REPRESENTED HEREBY MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF A LOCK-UP AND CALL AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER OF THE SHARES. THE SECRETARY OF THE COMPANY WILL, UPON WRITTEN REQUEST, FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.” The Parties hereby authorize the Company and its transfer agent, during the Call Period, to place stop-transfer restrictions on the stock register and other records relating to any Shares.

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11.	Notices. All notices, consents, approvals, requests and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one (1) day after being delivered to an overnight courier or when sent by email with return receipt requested and received (with a confirmatory copy sent by overnight courier) to the Parties at the addresses and email addresses set forth below (or at such other address or email address for a Party as shall be specified by like notice):

If to Mr. Ben-Yohanan:

Amir Ben-Yohanan

c/o Clubhouse Media Group, Inc.

201 Santa Monica Blvd., Suite 30

Santa Monica, California 90401

Email: amir_yoh@yahoo.com

If to Mr. Tulchin, to:

Harris Tulchin

548 9th Street

Santa Monica, CA 90402

harris@medialawyer.com

12.	Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the Parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the Parties.

13.	Governing Law; Etc.

(a)	This Agreement shall be governed by, enforced, and construed under and in accordance with the Laws of the State of Nevada, without giving effect to the principles of conflicts of law thereunder.

(b)	SUBJECT TO SECTION 14, ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN SHALL BE INSTITUTED SOLELY IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF CALIFORNIA, IN EACH CASE LOCATED IN LOS ANGELES COUNTY, CALIFORNIA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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(c)	EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(c).

14.	Arbitration.

(a)	The Parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b)	If the Parties cannot agree upon the Arbitrator within ten (10) Business Days of the commencement of the efforts to so agree on an Arbitrator, each of the Parties shall select one arbitrator and the two arbitrators so selected shall select the sole Arbitrator who shall resolve the dispute, claim or controversy.

(c)	The laws of the State of Nevada shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of the State of Nevada applicable to a contract negotiated, signed, and wholly to be performed in the State of Nevada, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d)	The arbitration shall be held in Los Angeles, California, in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

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(e)	On application to the Arbitrator, any Party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement. The Arbitrator may, at his discretion and at the expense of the Party who will bear the cost of the arbitration, employ experts to assist him in his determinations. The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief, as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful Party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the Parties and not subject to appeal.

(f)	Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The Parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in Los Angeles County, California to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The Parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the Parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the Parties) shall have been absent from such arbitration for any reason, including that such Party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

15.	Public Announcements and Filings. Unless required by applicable Law or regulatory authority, none of the Parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than such Party and his advisors and representatives in connection with the Transactions) or file any document, relating to this Agreement and the Transactions, except as may be mutually agreed by the Parties, provided that the Parties acknowledge and agree that the Company shall file a Form 8-K with the Securities and Exchange Commission related to this Agreement and the Transactions (the “Form 8-K”). Other than the Form 8-K, copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by Law or regulatory authorities, shall be delivered to each Party and to the Company at least one (1) Business Day prior to the release thereof, unless otherwise prohibited by applicable Law.

16.	Third Party Beneficiaries. This contract is strictly between Mr. Tulchin and Mr. Ben-Yohanan and, except as specifically provided herein, no other Person and no director, officer, stockholder, employee, agent, independent contractor or any other Person shall be deemed to be a third-party beneficiary of this Agreement, provided that the Company is an intended third-party beneficiary of this Agreement to the extent that the Company is referenced herein.

17.	Counsel. The Parties acknowledge and agree that Anthony L.G., PLLC (“Counsel”) has acted as legal counsel to the Company, and that Counsel has prepared this Agreement at the request of the Company, but that Counsel is not legal counsel to either of the Parties individually. Each of the Parties acknowledges and agrees that they are aware of, and have consented to, the Counsel acting as legal counsel to the Company and preparing this Agreement, and that Counsel has advised each of the Parties to retain separate counsel to review the terms and conditions of this Agreement and the other documents to be delivered in connection herewith, and each Party has either waived such right freely or has otherwise sought such additional counsel as it has deemed necessary. Each of the Parties acknowledges and agrees that Counsel does not owe any duties to either of the Parties in their individual capacities in connection with this Agreement and the Transactions. Each of the Parties, and the Company, hereby waives any conflict of interest which may apply with respect to Counsel’s actions as set forth herein, and the Parties confirm that the Parties have previously negotiated the material terms of the agreements as set forth herein.

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18.	Expenses. Other than as specifically set forth herein, each of the Parties will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with this Agreement and the Transactions.

19.	Entire Agreement. This Agreement represents the entire agreement between the Parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

20.	Survival; Termination. The representations, warranties, and covenants of the respective Parties shall survive the expiration or termination of this Agreement and the consummation of the transactions herein contemplated for a period of two years,

21.	Amendment; Waiver; Remedies; Agent.

(a)	This Agreement may be amended, modified, superseded, terminated or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by Mr. Tulchin and Mr. Ben-Yohanan.

(b)	Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

(c)	Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(d)	Notwithstanding anything else contained herein, no Party shall seek, nor shall any Party be liable for, consequential, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

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22.	Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

23.	Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

24.	No Assignment or Delegation. No Party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other Party and any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement. This Agreement shall be binding on the permitted successors and assigns of the Parties.

25.	Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

26.	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. The execution and delivery of a facsimile or other electronic transmission of a signature to this Agreement shall constitute delivery of an executed original and shall be binding upon the person whose signature appears on the transmitted copy.

[Signatures appear on following page]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the Effective Date.

Amir Ben-Yohanan

By:	/s/ Amir Ben-Yohanan
Name:	Amir Ben-Yohanan

Harris Tulchin

By:	/s/ Harris Tulchin
Name:	Harris Tulchin

Agreed and accepted:

Clubhouse Media Group, Inc.

By:	/s/ Christian Young
Name:	Christian Young
Title:	President

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Exhibit A

IRREVOCABLE STOCK POWER

Clubhouse Media Group, Inc.

FOR VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, Amir Ben-Yohanan (“Seller”) hereby assigns, transfers, and conveys to Harris Tulchin all of Seller’s right, title, and interest in and to _____________________________ (__________) shares of common stock, par value $0.001 per share, of Clubhouse Media Group, Inc., a Nevada corporation (the “Company”) and hereby irrevocably appoints the Chief Executive Officer, President and Secretary of the Company, and each of them, as Seller’s attorney-in-fact to transfer said shares on the books of the Company, with full power of substitution in the premises.

Date: ______________________, 202__

Seller Name: Amir Ben-Yohanan

By:	______________________
Name:	Amir Ben-Yohanan

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